As filed with the Securities and Exchange Commission on August 5, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________________________

MATTHEWS INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	25-0644320 (I.R.S. Employer Identification No.)
Two NorthShore Center
Pittsburgh, Pennsylvania 15212
(Address of principal executive offices, including Zip code)
___________________________________________

MATTHEWS INTERNATIONAL CORPORATION
2012 EQUITY INCENTIVE PLAN
(Full title of the plan)
___________________________________________

Steven F. Nicola
Chief Financial Officer, Secretary and Treasurer
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212-5851
Telephone:  (412) 442-8217

(Name, address and telephone number, including area code, of agent for service)
____________

Copies of communications to:

Jeremiah G. Garvey, Esq.
Buchanan Ingersoll & Rooney PC
One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, Pennsylvania 15219-1410
Telephone:  (412) 562-8811

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☑  Accelerated filer  ☐ Non-accelerated filer ☐  Smaller reporting company ☐

(Do not check if a smaller reporting company)
___________________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $1.00 per share	2,500,000 shares	$38.79	$96,975,000.00	$13,227.39

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Class A Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) and based on the average of the high and low sale prices for the Class A Common Stock as quoted on the Nasdaq Global Select Market on July 31, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (“Registration Statement”) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                Incorporation of Documents by Reference.

The registrant, Matthews International Corporation (the “Company”), hereby incorporates by reference into this Registration Statement the documents listed in (1) through (4) below.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, filed with the Commission on November 27, 2012.

(2) The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2012, March 31, 2013 and June 30, 2013, filed with the Commission on February 4, 2013, May 3, 2013 and August 5, 2013, respectively.

(3) The Company’s Current Reports on Form 8-K filed with the Commission on February 26, 2013 and July 22, 2013.

(4) The description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Commission on July 8, 1994, including any amendment or report filed for the purpose of updating such description.

The Company also incorporates by reference into this Registration Statement, from the date of filing of such documents, all documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Pennsylvania statutory law regarding directors and officers insurance and indemnification is embodied in Subchapter D (Sections 1741 through 1750) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). Sections 1741 (relating to third-party actions) and 1742 (relating to derivative and corporate actions) of the PBCL provide that, unless otherwise restricted by its bylaws, a business corporation shall have the power to indemnify any person who is made a party, or is threatened to be made a party, to a third-party or derivative action or proceeding, whether threatened, pending or completed, by reason that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for-profit or not-for-profit, partnership, joint venture, trust or other enterprise. The PBCL defines representative to mean a director, officer, employee or agent thereof (a “Representative”). The sections further state that, assuming the preceding conditions have been satisfied, the corporation is authorized to indemnify the Representative against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding. However, the Representative must have acted in good faith and with a reasonable belief that his or her actions were in the best interests, or not opposed to the best interests, of the corporation; and with respect to any criminal proceeding under Section 1741 of the PBCL, the Representative must have had no reasonable cause to believe his or her conduct was unlawful.  The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the Representative did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.  With respect to any derivative and corporate actions under Section 1742 of the PBCL, a business corporation may not indemnify a Representative under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides mandatory indemnification for a Representative if he or she succeeds on the merits or otherwise in the defense of any claim or action or proceeding, or in defense of any claim, issue or matter therein. The corporation must indemnify him or her to the extent of his or her actual and reasonable expenses (including attorney’s fees) incurred in connection with the claim or action.

Section 1745 of the PBCL states that expenses (including attorneys’ fees) incurred in defending any third-party or derivative action or proceeding may be paid by a business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the PBCL or otherwise.  Except as otherwise provided in the corporation’s bylaws, advancement of expenses must be authorized by the board of directors of the corporation and shall not be authorized in connection with proceedings related to transactions with interested shareholders (Sections 1728 and 2538 of the PBCL).

Section 1746(a) states that the statutory rights of indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which a person might be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to the action in his or her official capacity and as to the action or proceeding in another capacity while holding that office. However, 1746(b) forbids indemnification to be made in any case where the act or failure to act giving rise to the claim is determined by a court to be willful misconduct or recklessness. A corporation’s articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

The PBCL, in Section 1747, also authorizes corporations to purchase and maintain insurance on behalf of a Representative or a person who is or was serving at the request of the corporation as a representative of another domestic or foreign entity, whether or not the corporation would have the power to indemnify him or her, unless otherwise restricted in its bylaws. Such insurance is declared to be consistent with Pennsylvania’s public policy.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to this subchapter of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representatives of that person.

Section 6.01 of the Company’s Restated By-laws (the “By-laws”), provides that to the fullest extent the laws of the Commonwealth of Pennsylvania permit elimination or limitation of liability of directors, no director of the Company will be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director.

Sections 6.02(a) of the By-laws provide that, except as prohibited by law, every director and officer of the Company is entitled as of right to be indemnified by the Company against expenses and any liabilities paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which the director of officer may be involved in any manner, as a party, witness or otherwise, is threatened to be made so involved, by reason of the director or officer being or having been a director or officer of the Company or a subsidiary of the Company, or by reason of the fact that the director or officer is or was serving at the request of the Company as a director, officer, employee, fiduciary or other representative of another company, partnership, joint venture, trust, employee benefit plan or other entity.  The rights of indemnification do not, however, apply (i) where any act of giving rise to a claim for indemnification for expenses or liability is determined by a court to have constituted willful misconduct or recklessness or (ii) where such indemnification would be otherwise prohibited by law, and in an action brought by a Director or officer against the Company, the director or officer is only entitled to indemnification for expenses in certain circumstances.  The right to indemnification conferred by this provision includes all expenses actually and reasonably incurred by the director or officer, including fees and expenses of counsel selected by such person, and all judgments, excise taxes, fines, penalties and amounts paid in settlement.

Section 6.02(b) of the By-laws provides that each director and officer of the Company will also be entitled as of right to have his or her expenses in defending any action paid in advance by the Company prior to final disposition of such action, provided that the Company receives a written undertaking by or on behalf of such director or officer to repay the amount advanced if it should ultimately be determined that such person is not entitled to be indemnified.

In addition, rights to partial indemnification for expenses and liability are provided in certain circumstances under Section 6.02(f) of the By-laws, and Section 6.02(c) permits a director or officer to bring an action against the Company if a written claim for indemnification or advancement of expenses is not paid by the Company in full within 30 days after the claim has been presented.  The director or officer is also entitled to advancement of expenses in this type of proceeding.

Section 6.02(d) of the By-laws permits the Company to purchase and maintain insurance to protect itself and any director, officer, or other person eligible to be indemnified by the Company under the By-laws against any liability or expense asserted or incurred by such person in connection with any Action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under the provisions of the By-Laws.  The Company may also create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means to ensure the payment of such sums as may become necessary to effect a director’s or officer’s right of indemnification under the By-laws.

As noted in Section 6.02(e) of the Bylaws, the rights to indemnification and advancement of expenses provided under the By-laws are not deemed exclusive of any other rights, whether existing or created in the future, to which a director or officer may be entitled under any agreement or by law, or any provision in the Articles or By-Laws of the Company, vote of shareholders or directors or otherwise; and the rights to indemnification and advancement of expenses will continue as to each director or officer who has ceased to have the status pursuant to which such person was initially entitled to indemnification and inure to the benefit of the heirs and legal representatives of such person.  Any amendment or repeal of Article VI of the By-laws (relating to indemnification) or adoption of any other By-law or other provision of the Articles of Incorporation of the Company then in effect, which has the effect of limiting in any way the rights to indemnification and/or advancement under the By-laws, will operate prospectively only and will not affect any action taken, or failure to act, by a director or officer prior to such amendment, repeal, By-law or other provision becoming effective.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

 Item 8.                                Exhibits.

The following exhibits are hereby filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Matthews International Corporation (incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 (File No. 000-09115)).

4.2	Restated By-laws of Matthews International Corporation (incorporated by reference to Exhibit 99.1 to Form 8-K dated October 22, 2007 (File No. 000-09115)).

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8).*

99.1	Matthews International Corporation 2012 Equity Incentive Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement filed January 22, 2013).

* Filed herewith.

Item 9.                                Undertakings.

The Company hereby undertakes:

(a)           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 5th day of August 2013.

MATTHEWS INTERNATIONAL CORPORATION

By: /s/Joseph C. Bartolacci

Joseph C. Bartolacci

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Joseph C. Bartolacci, Steven F. Nicola, David F. Beck and Brian D. Walters , and each of them, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments to this Registration Statement) and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Date	Capacity

/s/Joseph C. Bartolacci Joseph C. Bartolacci	August 5, 2013	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/Steven F. Nicola Steven F. Nicola	August 5, 2013	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)

/s/John D. Turner John D. Turner	August 5, 2013	Chairman of the Board

/s/Gregory S. Babe Gregory S. Babe	August 5, 2013	Director

/s/Katherine E. Dietze Katherine E. Dietze	August 5, 2013	Director

/s/Alvaro Garcia-Tunon Alvaro Garcia-Tunon	August 5, 2013	Director

/s/Morgan K. O’Brien Morgan K. O’Brien	August 5, 2013	Director

/s/John P. O’Leary, Jr. John P. O’Leary, Jr.	August 5, 2013	Director

/s/Jerry R. Whitaker Jerry R. Whitaker	August 5, 2013	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Matthews International Corporation (incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended September 30, 1994 (File No. 000-09115)).

4.2	Restated By-laws of Matthews International Corporation (incorporated by reference to Exhibit 99.1 to Form 8-K dated October 22, 2007 (File No. 000-09115)).

5.1	Opinion of Buchanan Ingersoll & Rooney PC as to the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Buchanan Ingersoll & Rooney PC (included in Exhibit 5.1).*

24.1	Power of Attorney (included on signature page to this Registration Statement on Form S-8).*

99.1	Matthews International Corporation 2012 Equity Incentive Plan (incorporated by reference to Exhibit A to the Definitive Proxy Statement filed January 22, 2013).

* Filed herewith.

                                                                                                                                                            Exhibit 5.1

August 5, 2013

Board of Directors
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212

Ladies and Gentlemen:

We have acted as counsel to Matthews International Corporation, a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to 2,500,000 shares (the “Shares”) of the Corporation’s Class A Common Stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of the Matthews International Corporation 2012 Equity Incentive Plan (the “Plan”).

As counsel to the Corporation, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction of the Plan, the Amended and Restated Certificate of Incorporation of the Corporation as currently in effect, as further amended, the Amended and Restated By-Laws of the Corporation as currently in effect, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares pursuant to the Plan, and such other corporate records, certificates, other documents, and questions of law as we have considered necessary or appropriate for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Corporation.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very Truly Yours,

BUCHANAN INGERSOLL & ROONEY PC

                                                                By:
         Assistant Vice President – Opinions

1

                                                                                                                                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 26, 2012 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Matthew International Corporation’s Annual Report on Form 10-K for the year ended September 30, 2012.

/s/PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
August 5, 2013

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